UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 20, 2007

AMERICAN URANIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-135201

(Commission File Number)

98-0491170

(IRS Employer Identification No.)

600 17th Street, Suite 2800 South, Denver, CO 80202

(Address of principal executive offices and Zip Code)

(303) 634-2265

(Registrant's telephone number, including area code)

5 Locust Road, Orleans MA 02653

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Effective August 20, 2007 we entered into an option and joint venture agreement with Strathmore Resources (US) Ltd.

Pursuant to the agreement, we have an option to earn-in a 60% interest in Strathmore’s Pinetree-Reno Creek uranium properties located in Campbell County, Wyoming. The property is located in the central Powder River Basin, within the Pumpkin Buttes Uranium District, and encompasses approximately 16,000 acres. Under the terms of the agreement, we will issue 6 million shares of common stock of our company to Strathmore; reimburse Strathmore 100% of its expenditures incurred by Strathmore for the Property, up to a maximum of $300,000 plus any funds spent by Strathmore to acquire additional uranium leases (which will then form part of the property); and incur a total of $33 million in expenditures on the Property over a 6 year period.

We will have earned a 22.5% interest in the property once we have incurred $5 million of our required expenditures, and at that point will become a joint venture partner with Strathmore. Until we have earned our 60% interest in the property, Strathmore, which has considerable experience exploring, developing and mining uranium properties in Canada and the United States, will be the operator.

Item 3.02.  Unregistered Sales of Equity Securities.

On August 24, 2007, we issued 6,000,000 shares of common stock to Strathmore Resources (US) Ltd. pursuant to the terms of the option and joint venture agreement.

The common stock was issued to one U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

Item 9.01.  Financial Statements and Exhibits.

A copy of the following documents are included as exhibits to this current report on Form 8-K pursuant to Item 601 of Regulation SB:

10.1	Option and Joint Venture Agreement dated August 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN URANIUM CORPORATION

/s/ Robert A. Rich

Robert A. Rich

President and Director

Date: August 23, 2007